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                                                                    EXHIBIT 99.1


                 DR. RICK WOYCHIK TO LEAD THE JACKSON LABORATORY
                      - Will join Lynx Board of Directors -


HAYWARD, CALIFORNIA - JUNE 17, 2002 - Lynx Therapeutics, Inc. (Nasdaq: LYNX) announced today that Richard P. Woychik, Ph.D., its Chief Scientific Officer, has been selected as the new director of The Jackson Laboratory in Bar Harbor, Maine. It is expected that Dr. Woychik will assume his role at The Jackson Laboratory in August. Dr. Woychik will be appointed to Lynx's Board of Directors in order to accommodate his interest in staying connected with the development and application of Lynx's technologies.

"The opportunity at The Jackson Laboratory was simply one that I could not forgo given my scientific background and interests in mammalian genetics," said Dr. Woychik. "I believe that my new role will allow my continued involvement in expanding scientific programs where MPSS(TM) is applied in systems biology research. There is no question in my mind that Sydney Brenner was right on target when he first conceived of this technology several years ago as a new paradigm for gene expression analysis. Obviously, I'm thrilled to be in a position to remain actively involved with Lynx, and to continue as an ardent supporter of its technologies."

"We are excited for Rick in his new role at The Jackson Laboratory. It is a great fit given that he is a world-renowned mouse geneticist, with an impressive background in both academia and industry," said Kevin P. Corcoran, Lynx's President and Chief Executive Officer. "We are pleased that he will continue to be a great asset to Lynx through his active involvement on our Board."

The Jackson Laboratory, founded in 1929, is a world leader in mammalian genetics research. The nonprofit, independent facility has a mission to improve the quality of human life through discoveries arising from its own genetic research and by enabling the research and education of others. Since 1989, The Jackson Laboratory's annual budget and federal research grants have quadrupled to $114 million and $50 million respectively, and its staff has doubled to more than 1,200 employees. With 34 research groups studying a wide range of diseases and disorders, as well as development, aging, and bioinformatics, The Jackson Laboratory is the world's largest mammalian genetics research institution.

Lynx is a leader in the development and application of novel technologies for the discovery of gene expression patterns important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on the Megaclone(TM) technology, Lynx's unique and proprietary cloning procedure, which transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Megaclone(TM) technology and Massively Parallel Signature Sequencing, or MPSS(TM), together provide comprehensive and quantitative digital gene expression data important to modern systems biology research. Lynx is also developing a proteomics technology, Protein ProFiler(TM), which is expected to provide high-resolution analysis of complex mixtures of proteins from cells or tissues. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to Lynx's ability to attract and retain key personnel, the Company's business strategy and the expansion of the Company's commercial applications of its technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. Lynx does not undertake any obligation to update forward-looking statements.